EXHIBIT 23


                               CONSENT OF KPMG LLP

The Board of Directors
The Oilgear Company:


We consent to incorporation by reference in the registration statements Nos. 33-67672 and 33-59033 on Form S-8 of The Oilgear Company of our report dated May 30, 2003, relating to the statements of assets available for plan benefits of The Oilgear Savings Plus Plan (the Plan) as of December 31, 2002 and 2001, and the related statements of changes in assets available for plan benefits for the years ended December 31, 2002 and 2001, and related schedule, which report appears in the December 31, 2002 Annual Report on Form 11-K for The Oilgear Savings Plus Plan.

/s/ KPMG LLP

Milwaukee, Wisconsin
June 27, 2003









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